Exhibit 10.24

AMENDMENT TO

PURCHASE AGREEMENT

This Amendment, dated as of December 6, 2007 (this “Amendment”), is entered into by and among TouchTunes Music Corporation, a Delaware corporation (the “Purchaser”), TouchTunes Holding Corporation, a Delaware corporation (“Holdings”), and the parties listed on Schedule A hereto (the “Amending Sellers”), for the purpose of amending the Purchase Agreement, dated as of September 24, 2007 (the “Agreement”), by and among White Rabbit Game Studio, LLC (“White Rabbit”), Kenneth Fedesna, Mark Loffredo, Edward Pellegrini, Edward Suchocki, William J. Federighi, Thomas M. Lotus and Dante Federighi (collectively, the “Sellers”), Kenneth Fedesna as the Sellers’ Representative and the Purchaser. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Purchaser and the Sellers have previously entered into the Agreement, pursuant to which, among other things, (i) the Purchaser purchased 100% of the Interests in White Rabbit in exchange for cash and Purchaser Common Stock, and (ii) the Purchaser is obligated to issue, under specified circumstances, additional shares of Purchaser Common Stock to the Sellers and is subject to other ongoing obligations, and entitled to certain ongoing rights, with respect to the Sellers;

WHEREAS, the Purchaser has entered into an Agreement and Plan of Reorganization, dated as of December 5, 2007, by and among the Purchaser, TTMC Merger Sub Inc., a wholly-owned subsidiary of Holdings (“Merger Sub”), and Holdings (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Purchaser, with the Purchaser as the surviving corporation (the “Merger”), in consideration of the issuance by Holdings of shares of its capital stock on a one-for-one basis in exchange for all of the outstanding capital stock of the Purchaser;

WHEREAS, at the Effective Time (as defined in the Merger Agreement) of the Merger, each share of Purchaser Common Stock that constitutes Stock Consideration previously issued for the benefit of the Sellers under the Agreement shall be converted into a share of Common Stock, $0.001 par value, of Holdings (“Holdings Common Stock”); and

WHEREAS, the execution and delivery of this Amendment by the parties hereto is a condition to the closing of the transactions under the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties hereby agree as follows:

1. Effective at the Effective Time, and without any further action on the part of Holdings, Holdings shall become a party to the Agreement for the purposes set forth in this Amendment. For purposes of Section 9.2 of the Agreement, the address of Holdings shall be the same as the address of the Purchaser set forth in such Section.

2. Pursuant to Section 1.2(a)(iv)(B) of the Agreement, from and after the Effective Time and subject to the terms and conditions of the Agreement, each Seller shall be entitled to receive Holdings Common Stock in any circumstance in which such Seller would have otherwise been entitled to receive Purchaser Common Stock under the Agreement and, thereafter, the Purchaser shall have no obligation to deliver any shares of Purchaser Common Stock to the Sellers.

3. From and after the Effective Time, all of the Purchaser’s rights and obligations under the following Sections of the Agreement shall also constitute rights and obligations of Holdings: Sections 1.2 (Purchase Price; Manner of Payment), with respect to the Additional Cash Consideration and the Additional Stock Consideration; 1.7 (Additional Consideration); 1.10 (Right to Put Stock Consideration), with respect to the exercise of the Put; 1.11 (Cancellation of Shares and Termination of Payment Obligation); 1.12 (Set-off Right); Section 1.14 (Sale of Purchaser or the White Rabbit Division); Article 8 (Indemnification) and Section 1.15(b) (Dispute Resolution).

4. From and after the Effective Time, Section 5.14 (Delivery of Financial Statements) shall be amended to replace all references to the term “the Purchaser” with “Holdings.” From and after the Effective Time, all financial statements required to be delivered pursuant to Section 5.14 shall be the consolidated financial statements of Holdings and its subsidiaries, including the Purchaser.

5. Section 9.4 (Assignment) of the Agreement is hereby amended to delete the word “controlled” in the fifth line of such section.

6. Section 9.7 (Amendment and Waiver) of the Agreement is hereby amended to read in full as follows:

“Section 9.7. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of the Purchaser and Sellers holding two-thirds of the Interests (or, in the case of any amendment adopted after the Closing, Sellers who held two-thirds of the Interests prior to the Closing), provided that no amendment approved pursuant to the preceding clause may apply to less than all of the Sellers, without the approval of each Seller whose interest would be materially and adversely affected. No waiver of compliance with any term or provision of this Agreement shall be effective except by an instrument in writing. Subject to the foregoing, by an instrument in writing (i) the Purchaser may waive compliance by any Seller with any term or provision of this Agreement that such Seller was or is obligated to comply with or perform and (ii) Sellers holding two-thirds of the Interests (or, in the case of any waiver after the Closing, Sellers who held two-thirds of the Interests prior to the Closing) may waive compliance by the Purchaser with any term or provision of this

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Agreement that the Purchaser was or is obligated to comply with or perform, provided that no waiver approved pursuant to the preceding clause may apply to less than all of the Sellers, without the approval of each Seller whose interest would be materially and adversely affected.”

7. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall be governed by and construed in accordance with the laws of the State of Delaware.

8. This Amendment may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

9. Except as specifically amended by this Amendment, the Agreement shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

TOUCHTUNES MUSIC CORPORATION

By:
Name:	Art Matin
Title:	President, Chief Executive Officer

TOUCHTUNES HOLDING CORPORATION

By:
Name:	Art Matin
Title:	President, Chief Executive Officer

Signature Page to Amendment to Purchase Agreement

KENNETH FEDESNA

MARK LOFFREDO

EDWARD PELLEGRINI

EDWARD SUCHOCKI

WILLIAM J. FEDERIGHI

THOMAS M. LOTUS

DANTE FEDERIGHI

Signature Page to Amendment to Purchase Agreement

SCHEDULE A

AMENDING SELLERS

Name and Address of Member	Membership Interest Percentage of the Company (%)
Edward Pellegrini 1303 N. LaGuna Court, Palatine, Illinois 60067	32.00%

Kenneth Fedesna 4 Oneida Lane Hawthorn Woods, Illinois 60047	21.00

Mark Loffredo 31169 Prairie Ridge Road Green Oaks, Illinois 60048	12.50

Edward Suchocki 614 Hapsfield Lane Buffalo Grove, Illinois 60089	12.50

William Federighi 1001 S. Broadway Park Ridge, Illinois 60068	5.50

Dante Federighi 201 W. Grand Avenue, Apt 901 Chicago, Illinois 60610	11.00

Thomas Lotus 9647 Los Palos Lane Palos Hills, Illinois 60465	5.50

Total	100.00%